Exhibit 5.3

AMBITION ENTERPRISE MANAGEMENT CO. L.L.C. By email	Rolex Tower 15th Floor Sheikh Zayed Road Dubai United Arab Emirates PO Box 7001
Telephone: + 971 4 384 4000 Facsimile: + 971 4 384 4004 www.clydeco.com

February 6, 2025

Dear Sirs or Madams,

Legal Opinion – AMBITION ENTERPRISE MANAGEMENT CO. L.L.C (the “Company”)

1.	Introduction

a.

We, Clyde & Co LLP (Dubai Branch), were engaged as United Arab Emirates counsel to the Company (together with its subsidiaries, the “Group”) on matters of the laws of the United Arab Emirates (the “UAE”) in connection with the Company’s registration statement on Form F-1, as amended, initially filed with the Securities and Exchange Commission (the “Commission”) on [    ], 2025 under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), relating to the initial public offering of a certain number of class A ordinary shares of the Company (the “Transaction”).

b.	This letter is limited to the laws of the UAE of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the UAE. Accordingly, we express or imply no opinion directly or indirectly as to the laws of any jurisdiction other than the UAE, or as to factual matters. The laws of the UAE referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this letter. In this letter, a reference to “laws” or “law” is a reference to the laws and regulations constituted or evidenced by documents available to the public generally.

c.	The Schedules form part of and are deemed to be incorporated into this letter.

d.	The Opinion is strictly limited to the matters stated in paragraph 2 and is expressly subject to the limitations on its scope set out in Schedule 2 and the qualifications set out in Schedule 3.

2.	Opinion

a.	Based solely on the Registration Statement and the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of the UAE in force as of the date this letter as we consider relevant, we are of the view that:

1.	the description of the UAE laws, if any, set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforcement of Civil Liabilities”, “Business” and “Regulations”, in each case insofar as such statements summarise the UAE laws, correctly and fairly summarizes the matters referred to therein in all material respects, and nothing has been omitted from such description which would make the same misleading in any material aspect; and

Clyde & Co LLP is a limited liability partnership registered in England and Wales under number OC326539. A list of members is available for inspection at its registered office The St Botolph Building, 138 Houndsditch, London EC3A 7AR. Clyde & Co LLP uses the word “partner” to refer to a member of the LLP, or an employee or consultant with equivalent standing and qualifications. Authorised and regulated by the Solicitors Regulation Authority. The Dubai branch is licensed by the Department of Economic Development with licence number 120128.

2.	the description of the UAE laws set forth in the Registration Statement under the caption “United Arab Emirates Taxation Considerations” insofar as such statements summarise the UAE tax laws, correctly and fairly summarizes the UAE laws with respect to tax applicable to the business operation of the subsidiaries of the Group incorporated in the UAE in all material respects.

3.	Purpose

a.	For the purposes of the Opinion, we do not express or imply any opinion herein as to the laws of any jurisdiction other than those of the UAE. This Opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the Commission on the date of this letter and may not be used and may not be relied upon for any other purpose without our prior written consent.

b.	We hereby consent to the use of the Opinion, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the regulations promulgated thereunder. Except with our prior written consent or consented herein, the Opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein.

4.	Limitation on liability

a.	Our liability under or in connection with the Opinion, above the compulsory minimum level of professional indemnity cover set by our professional rules from time to time, shall not exceed GBP 100,000 in aggregate. This limit shall apply to any and all causes of action against us in respect of or arising from or in any way connected with the Opinion.

b.	The Opinion is given by Clyde & Co LLP and no partner or employee of Clyde & Co LLP assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

5.	Governing law and jurisdiction

a.	This letter and the Opinion (and any dispute or claim arising out of or in connection with either of them) shall be governed by and construed in accordance with UAE Law.

b.	The Court of the Dubai International Financial Centre shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this letter.

Yours faithfully

/s/ Clyde & Co LLP

Clyde & Co LLP

Schedule 1: Definitions and interpretation

1.	In this letter:

Abu Dhabi means the Emirate of Abu Dhabi, UAE

Civil Code means UAE Law No. 5 of 1985 (as amended);

Commercial Code means UAE Law No. 18 of 1993 (as amended);

Companies Law means UAE Law No. 2 of 2015;

Courts means the civil and commercial courts of Dubai administered under the Dubai Judicial Authority Law and Abu Dhabi administered under Abu Dhabi Law No. 23 of 2006 concerning the Abu Dhabi Judicial Department;

Dubai means the Emirate of Dubai, UAE;

Dubai Judicial Authority Law means Dubai Law No. 13 of 2016 concerning the judicial authority in Dubai;

Economic Department means the Departments of Economic Development of Dubai and Abu Dhabi;

Effective Date means the date of this letter;

Federal Supreme Court Law means UAE Law No.10 of 1973 concerning the Federal Supreme Court (as amended);

Opinion means the statements of opinion set out in paragraph2;

UAE means the United Arab Emirates;

UAE Constitution means the Constitution of the UAE (as amended); and

UAE Law means the federal laws of the UAE as applied in, and the laws of Dubai and Abu Dhabi.

2.	The headings used in this letter are included for convenience only and shall not affect its interpretation.

3.	References to paragraphs and Schedules are to paragraphs of and schedules to this letter, and references to paragraphs of any Schedule is to a paragraph within a schedule to this letter.

Schedule 2: Limitations on the scope of the Opinion

The scope of the Opinion is limited as follows:

1.	The description of UAE laws as referred to in paragraph 2.1 in this letter only set out the relevant UAE laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter;

2.	We expressly disclaim any of our liabilities in any part of the Registration Statement other than the description of UAE laws as referred to in paragraph 2.1 in this letter;

3.	The Opinion is given based solely on the description of the business and activities of the Group set out in the Registration Statement and we express no opinion on the accuracy and completeness thereon;

4.	We express no opinion as to the past, present or future financial performance or good standing or the business prospect of the Group;

5.	We express no opinion as to whether the obligations of the Company under the Transaction, or the transactions and arrangements contemplated by the Registration Statement, are enforceable against it.

6.	We express no opinion as to any commercial aspects of the Registration Statement. Furthermore, we have not considered the particular circumstances of the Company, the effect of any such particular circumstances on the Transaction, nor the effect of the transactions contemplated by the Registration Statement on any such particular circumstances.

7.	We express no opinion as to economic, financial, technical, environmental, political and/or accounting matters or consequences of the Transaction or the transactions and arrangements contemplated by the Registration Statement.

8.	We express no opinion on matters of fact.

9.	The opinions set out in this letter relate only to UAE Law as applied and interpreted by the Courts and only by reference to judgments which have been made publicly available by the Dubai Courts Department or Abu Dhabi Judicial Department (as applicable) as of the Effective Date.

10.	We express no opinion on the laws of any other jurisdiction and we assume that no laws of any jurisdiction other than UAE Law affect the Opinion in any way.

11.	We are not under and we do not assume any obligation to update the Opinion in the event of any change in, or in the interpretation of, UAE Law which might affect the Opinion after the Effective Date.

Schedule 3: Qualifications

The Opinion is subject to the following qualifications:

1	UAE Law

UAE Law is not, in our opinion, capable of conclusive interpretation, on the basis (amongst other things) of the matters raised in this Schedule.

2.	Judicial precedent

a.	There is no general system of binding judicial precedent in the UAE and therefore the judgment of a court in one case will have no binding authority on any other court other than in certain limited circumstances. These circumstances are reference to a special panel of the Federal Supreme Court under Article 65 of the Federal Supreme Court Law pursuant to which the special panel may consider settled or conflicting principles of past court judgments. In theory, the decision of the special panel would be considered as authoritative by lower courts on matters within the federal court jurisdiction. In addition, within the Dubai court system, under the Dubai Judicial Authority Law a reference may be made to the General Commission of the Dubai Court of Cassation to settle new, highly complex or important legal points, or to resolve any conflicting principles from past Dubai court judgments. Again, in theory, the decisions of the General Commission will be treated as authoritative by the lower courts in Dubai.

b.	There is no comprehensive and unified system of court reporting in the UAE. Decisions of the lower courts are not reported, and not all of the judgments of the Federal Supreme Court and the Courts of Cassation are published. There is also often a substantial delay in the official publication of any judgments and the decisions are redacted in the interests of confidentiality.

c.	The UAE is in a period of legislative change. Important legislation has been enacted recently (including the Companies Law and UAE Law No. 9 of 2016 on bankruptcy) and many provisions have not been subject to final determination by the Courts.

3.	Effective dates and knowledge

a.	The effective date of legislation comprised in UAE Law may be the date of signature, the date of publication or another specified date. There is often a significant delay between the date of publication of legislation in the Official Gazette of the UAE federal government, or the Official Gazette of Dubai and Abu Dhabi, and the time it is readily available to the public.

b.	Legislation comprised in UAE Law (including laws, decrees and other forms of resolution, circulars, orders and directives (having the force of law)) may not be published in the relevant Official Gazette, or may be published after the date on which it is stated to have come into effect. Legislation may be issued only to parties with a specific interest in the subject matter of the legislation, or in some cases not at all.

c.	There may be legislation in effect (and having the force of law) in the UAE of which we are unaware.

4.	Influence of Islam and custom

a.	the UAE is an Islamic state. Article 7 of the UAE Constitution provides that “the Islamic Sharia shall be a main source of legislation in the union” (i.e. the UAE federation). Article 2 of the Civil Code provides that “the rules and principles of Islamic jurisprudence shall be relied upon in the understanding, construction and interpretation” of the provisions of the Civil Code. In addition, Article 75 of the Federal Supreme Court Law provides that “the Supreme Court shall apply the provisions of the Islamic Sharia and UAE laws and other laws enforced in the Emirate members of the Union which accord with the Islamic Sharia”. The application of a number of provisions of UAE Law (including the Civil Code) is subject to public order, which has an expansive definition including compliance with the fundamental principles of Sharia.

b.	We express no opinions on the teachings of Islam or on the Islamic Sharia or on the consistency of UAE Law with Islam or the Islamic Sharia.

c.	UAE Law relies on the application of custom where there is no relevant legislative provision and no agreement between the parties. Article 2 of the Commercial Code states that “in the absence of any particular agreement, the rules of commercial custom shall apply wherever no relevant provision is contained in this law or in other laws related to commercial matters”. However, custom will not be applied where it contradicts matters of public order or morals.

d.	It is difficult to predict with certainty the outcome of any decision of the Courts which relies on the application of custom.

5.	Arabic language

a.	The language of promulgation of UAE Law is Arabic. Neither the UAE federal government, nor the government of Dubai or Abu Dhabi (or any governmental or regulatory body or institution thereof), publishes official translations of Laws in the English language, other than in certain specific sectors such as telecommunications regulations. In this letter, extracts of the Laws in English are taken from unofficial translations which are not definitive. The Courts would only reference legislation in the Arabic language in their judgments.

b.	It may not be possible to accurately translate legal terminology from English into Arabic and vice versa. UAE legal concepts contained in UAE Law may not be the same as legal concepts referred (expressly or impliedly) to in the Transaction Documents under English law, or in this letter.